Exhibit 10.7

First Amendment to Consulting Agreement

This First Amendment to Consulting Agreement (“Amendment 1”) is made and entered into as of the 28th day of July, 2004 by and between Adolor Corporation, having its principal place of business at 700 Pennsylvania Drive, Exton, PA 19341 (“Adolor”) and Paul Goddard, Ph.D. (“Consultant”) located at 13502 Pierce Road, Saratoga, CA 95070.

WHEREAS, Adolor and Consultant entered into that certain Consulting Agreement dated July 28, 2003 (the “Agreement”); and

WHEREAS, Adolor and Consultant wish to amend the Agreement to extend the term of the Agreement for an additional one-year period.

NOW, THEREFORE, in consideration of the foregoing and the covenants and promises contained in this Amendment 1, and intending to be legally bound the parties agree as follows:

1. Amendment of Section 1 and Exhibit A. Section 1 and Exhibit A are hereby amended as follows: during the one-year extension, the Services and consideration shall be as described on Exhibit A.

2. Amendment of Section 6. Section 6(a) is hereby amended to extend the term by one year such that the Agreement will expire July 28, 2005.

3. Miscellaneous. Capitalized terms used herein and not otherwise defined shall have the meanings given to them in the Agreement. Except as expressly set forth in this Amendment 1, the Agreement shall remain in full force and effect and the parties hereby ratify and confirm the provisions of the Agreement, as so modified.

IN WITNESS WHEREOF, the parties hereto have caused their authorized representatives to execute this Amendment 1 by signing below.

ADOLOR CORPORATION		PAUL GODDARD, PH.D.

By:	/s/ Bruce Peacock	By:	/s/ Paul Goddard
	Bruce Peacock		Paul Goddard
Chief Executive Officer

Date:	7/28/2004	Date:	7/28/2004

EXHIBIT A

SERVICES AND COMPENSATION

1.	Description of Services.

a. Consultant shall provide strategic business advice and related assistance to the Company’s Chief Executive Officer and management team in the role of advisor.

b. Consultant shall make himself reasonably available for consultation with the Company’s management for up to a maximum of 17 days per year, as the Company may reasonably request. The Company shall not request Consultant to work less than a minimum 17 days per year.

2.	Consideration for Services.

a. $8,500 paid quarterly.

b. Option to purchase 4,000 shares of the Company’s Common Stock, subject to the terms and conditions of the applicable option agreement and 2003 Stock-Based Incentive Compensation Plan.

c. Reasonable expenses as authorized.

d. Notwithstanding anything in this Agreement to the contrary, in no event shall the aggregate consideration (on an annual or other basis) paid by the Company to Consultant pursuant to this Agreement exceed an amount such that Consultant would not be considered an “independent” member of the Board under any applicable laws, rules or regulations promulgated by the Securities and Exchange Commission, the National Association of Securities Dealers, the Nasdaq National Market or any other regulatory authority or body to which the Company is subject.